SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 21, 2006

Axial Vector Engine Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49698	20-3362479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 S W Salmon Street Suite 1100, Portland, OR	97204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-595-5088

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 8.01 Other Events

On July 21, 2006, we entered into an agreement titled “Beta Test site Agreement” (the “Agreement”) with Dynamic Engines Limited, a New Zealand company (“DEL”). Under the Agreement, DEL will provide its facility in New Zealand as a beta test site for our Axial Flux Generator product. For a test period of least three months, DEL will operate one of our Axial Flux electrical power generators at its facility under the supervision of a joint Work Group consisting of personnel from both Axial Vector and DEL. During the testing period, DEL will be responsible for fueling the test generator and will receive the benefit of the electrical power generated.

We will be responsible for delivering and installing the Axial Flux Generator and for the cost of removing the test generator and returning it to the lab for analysis. We will also be responsible for training DEL personnel in basic operation of the Axial Flux Generator. DEL is required to obtain any necessary government permits or licenses for operation of the generator and will be responsible for routine maintenance during the testing period.

Under a separate agreement dated July 13, 2006, DEL became the exclusive distributor of our GENSETS product in the country of New Zealand for a period of twenty years.

The above description of the Distribution Agreement and the transactions contemplated thereby is a summary of terms, is not intended to be complete, and is qualified in its entirety by the complete text of that agreement, a copy of which is attached as Exhibit 99.1 to this Current Report.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Exhibit 99.l	Beta Site Test Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axial Vector Engine Corporation.

/s/  Raymond Brouzes
Raymond Brouzes
Chief Executive Officer, Chief Financial Officer,
and Director

Date: July 25, 2006